EXHIBIT 23.3

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the incorporation by reference in the registration statement (No. 333-157406) on Form S-3 and the Registration Statements (No. 333-108162, 333-118976, 333-118977, 333-124964, 333-143203, 333-143204,  333-158922 and 333-177825) on Form S-8 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated January 20, 2012 in the Annual Report on Form 10-K for the year ended December 31, 2011, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 9, 2012